EXHIBIT 99.1 Remarks by Lane A. Hersman, Registrant's Executive Vice President, at the Registrant's 2003 Annual Meeting on May 22, 2003

     Premium income increased 34% in 2002 compared to 2001. Premiums in our Preneed segment grew 114% in 2002 compared to 2001. Our Home Service and Dental premiums each increased 2% while our Broker Life segment's premium declined 5%.

     The growth in our Preneed segment was attributable to developing those markets in states where we had established a presence in prior years. The Company did license its products in Delaware and Maryland in 2002. However, it has not begun marketing there nor does it have plans to in the short term. The growth in our Home Service premium was, as in the prior years, achieved exclusively in the Carolinas. Performance in our other major sales area, the Northeast region, continues to be hampered by an aging agency force and lackluster recruiting.

     Though facing increased competition in our Dental segment, we were able to obtain a 2% growth in premium. In the third quarter of 2002, we signed a state employee group whose enrollment continues to grow. In addition, we are currently in negotiations with an Ohio marketing group, which has the potential of significantly increasing our dental presence in that state. We anticipate these new initiatives will enable us to maintain, if not grow, our dental business during this period of intensified competition from major insurers such as AFLAC and Fortis.

     However, the economies of scale realized from increased sales could not overcome the continued impact of declining earned interest rates. In addition, the Company's Home Service and Broker segments experienced higher mortality and morbidity rates during the first half of 2002. This resulted in a pre-tax operating loss of $859,000.

     In 2002, we also recognized losses on investment of $2,470,000 principally attributable to the continuing unsettled equity markets. These factors combined to give a net loss of $3,329,000 in 2002 ...clearly an unacceptable result.

     The declining earned interest rates previously mentioned have had a significant negative impact on the Company and the life insurance industry as a whole.

     During 2002, the Company decided it could no longer maintain its current product pricing and commission structure in an effort to outlast our competitors. Thus during 2002 through April of this year, the Company made several adjustments in these areas. The Company has reduced the interest crediting rate on the Preneed products twice in the last 12 months by a total of 125 basis points. In addition, we have reduced commission rates on these products by approximately 8 percentage points. These changes were just recently completed and we currently anticipate no significant impact on sales.

     The Company also repriced its Home Service products increasing the average premium on new business by 13% to 27% depending on age and gender. This increase, introduced in the last month, has caused an initial decrease in Home Service sales. We anticipate these sales to return to more normal levels during the year as the agency force becomes more familiar with the rates and as our competition increases their rates.

     As we were completing the roll out of these changes to the field, we learned of several major competitors initiating similar changes both in Preneed and Home Service. Thus we believe our products will remain competitively positioned.

     Our other avenue of growth is via acquisitions of companies or blocks of business.

     We had very little acquisition activity during 2002 and to date this year. This is consistent with the Industry as a whole, which has seen a decline in M & A activity during the last couple of years.

     Government regulation continues to be an area requiring significant Company human resources. The recently effective Patriot and HIPAA Acts have had a profound effect on the way the Company administers its business. Management has and continues to spend a significant amount of time implementing and designing the implementation of these Acts. This is done with the intent of obtaining cost efficient compliance. However compliance does increase the cost of doing business and is another reason for the aforementioned change in product designs.

     Finally, for the past several months management with the assistance of an outside consultant has been reviewing the Company from top to bottom. This review encompasses, among other things, corporate organization, product segments and their potential for profitable growth, Company human and financial resources and the best methods of deploying them, and management succession planning. This planning, which should be completed in the next couple of weeks, will map the direction of the Company for the near to intermediate term. Upon its completion, it will be reviewed and if deemed worthy adopted by the Board of Directors. We believe the plan, in whatever form adopted and updated, will be the main instrument to focus the Company over the coming years.


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